Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Zoetis Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-186367) on Form S-8 of Zoetis Inc. of our report dated March 28, 2013 with respect to the combined balance sheets of Zoetis Inc. as of December 31, 2012 and 2011, and the related combined statements of income, comprehensive income/(loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2012 and the related combined financial statement schedule which appear in the December 31, 2012 annual report on Form 10-K of Zoetis Inc.
/s/ KPMG LLP
New York, New York
March 28, 2013